EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 11, 2005, accompanying the consolidated financial statements and schedule and on internal control over financial reporting included in the Annual Report of  Marine Products Corporation on Form 10-K for the year ended December 31, 2004.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Marine Products Corporation on Forms S-8 (File No. 333-59886, effective May 1, 2001 and File No. 333-117837, effective July 28, 2004).

/s/Grant Thornton LLP

Atlanta, Georgia

March 11, 2005